Exhibit 99.1

         VISX Announces Fourth Quarter and Fiscal 2003 Earnings Results

    SANTA CLARA, Calif.--(BUSINESS WIRE)--Jan. 27, 2004--VISX, INCORPORATED (NYSE:EYE) today announced financial results for the fourth quarter and twelve months ended December 31, 2003.
    Fourth quarter revenues increased 6% to $38,218,000 from $36,142,000 for the comparable period of the prior year. Net income was $8,812,000, or $0.17 per diluted share, in the fourth quarter of 2003 compared with a net loss of $1,546,000, or a loss of $0.03 per share, in the comparable period of the prior year.
    Revenues for the twelve months ended December 31, 2003, were $143,905,000 compared with $139,926,000 for the comparable period of the prior year. Net income was $23,251,000, or $0.46 per diluted share, in the twelve months of 2003 compared with net income of $15,342,000, or $0.29 per diluted share, in the comparable period of the prior year. The 2002 fourth quarter and fiscal year end results included a litigation settlement pre-tax charge of $9,000,000.
    Liz Davila, chairman and CEO of VISX, stated, "Strong CustomVue procedure conversion continued this quarter, increasing our license and other revenue by 48% compared with last year's fourth quarter. CustomVue represented approximately 29% of the procedures ordered in the quarter and contributed significantly to our increase in gross margin from 58% in last year's fourth quarter to 70% in the fourth quarter this year. We shipped 97 WaveScan units in the fourth quarter, bringing total shipments to 440 in 2003 and to over 700 WaveScan placements since we began shipping the product. Our focus on CustomVue's success resulted in incremental sales and marketing expenses in the quarter that were more than offset by a $3,000,000 legal insurance reimbursement."
    Davila continued, "For the fiscal year, VISX growth in revenue and earnings compared to last year is directly associated with our introduction of CustomVue procedures. As the economy continues to improve, we believe that we will see market growth that should further impact our financial performance. We are very pleased with our results and believe that we will experience continued top and bottom line growth in 2004."

    2003 Highlights:

    -- VISX introduced the CustomVue procedure in the U.S. in June 2003. CustomVue offers individualized treatment of vision and has the potential to offer better vision than contacts or glasses.

    -- VISX purchased all technology related to its WaveScan product from 20/10 Perfect Vision. WaveScan provides the diagnostic evaluation for CustomVue procedures.

    -- VISX purchased 3.5 million shares of its stock, bringing its total purchases to 23.6 million at an average price per share of approximately $14.98.

    -- VISX generated $27 million in cash from operations in 2003 and ended the year with a cash and equivalents balance of $86 million.

    Financial Outlook:

    VISX reiterated its 2004 outlook of revenue in the range of $167,000,000 to $171,000,000 and earnings per diluted share of $0.70 to $0.74. It anticipates that first quarter 2004 revenue will increase compared with the first quarter last year and be in the range of $41,000,000 to $43,000,000 and earnings will increase significantly to $0.18 to $0.20 per diluted share.

    About CustomVue Laser Vision Correction:

    CustomVue laser vision correction employs a diagnostic laser system that analyzes the optical errors in the eye. Much like a fingerprint, each person's visual error is unique and can now be captured through the use of the VISX WaveScan System. The information is digitally recorded, transferred to the VISX STAR Laser System and the CustomVue laser vision correction procedure is customized based on the specific refractive errors of the individual. With the new CustomVue product, ophthalmologists can correct aberrations, or imperfections, of the eye that previously were not measured. This means that custom technology has the potential to improve vision beyond correction with contacts and glasses.

    Conference Call:

    VISX management will discuss its 2003 fourth quarter and fiscal year end results on a conference call at 4:30 p.m. eastern time on January 27, 2004. The call will be Webcast live at www.visx.com and will be available for a period of one week following the call. A telephone rebroadcast of the call will also be available for one week following the conclusion of the call. To access the rebroadcast via telephone, call 888-203-1112. International callers should call 719-457-0820. Enter reservation number 553508.

    About VISX:

    VISX is a worldwide market leader in the design, manufacture, and sale of laser vision correction systems. Ophthalmologists have performed over 5 million procedures using VISX Systems, reducing or eliminating completely the need for contacts or glasses. Additional information on VISX can be found on the worldwide web at www.VISX.com.

    This press release contains certain forward-looking statements based on current expectations, forecasts, and assumptions of VISX that involve risks and uncertainties. Forward-looking statements in this release, including statements respecting that as the economy continues to improve, we believe we will see market growth that should further impact our financial performance, that we believe we will experience continued top and bottom line growth in 2004, that we believe 2004 revenue will be in the range of $167,000,000 to $171,000,000 and that 2004 earnings per diluted share will be $0.70 to $0.74, that we anticipate that first quarter 2004 revenue will increase compared with the first quarter last year and be in the range of $41,000,000 to $43,000,000 and that first quarter 2004 earnings will increase significantly to $0.18 to $0.20 per diluted share, are based on information available to the Company as of the date hereof. The Company's actual results could differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with the Company's business, which include the fact that market acceptance of our products, and particularly of CustomVue, is uncertain and depends on broad acceptance by physicians and patients, that intense competition in the laser vision correction industry could result in the loss of customers, an inability to attract new customers, or a decrease in prices for our products, that we face risks due to our reliance on sales in international markets, that we are subject to extensive governmental regulation, which increases our costs and could prevent us from selling our products, that the possibility of long-term side effects and adverse publicity regarding laser correction surgery could seriously harm our business, that we have and may become subject to product liability claims, that adverse economic conditions may cause our revenues to decline, and that expenses are relatively fixed in the short term and declines in revenue would have an immediate impact on earnings per share. Further information on risk factors is contained in the Company's most recent filings with the Securities and Exchange Commission, including VISX's Quarterly Report on Form 10Q for the quarter ended September 30, 2003. The Company assumes no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

    Editors' Note: VISX, VISX STAR, VISX WaveScan, WaveScan, and
CustomVue are trademarks of VISX, Incorporated.



                          VISX, Incorporated
            Condensed Consolidated Statement of Operations
               (In thousands, except per share amounts)


                         Three Months Ended      Twelve Months Ended
                       ----------------------- -----------------------
                       12/31/2003  12/31/2002  12/31/2003  12/31/2002
                       ----------- ----------- ----------- -----------
System revenues            $9,505     $15,660     $38,248     $48,595
Service and parts
 revenues                   4,597       4,138      18,306      18,807
License and other
 revenues                  24,116      16,344      87,351      72,524
                       ----------- ----------- ----------- -----------

    Total revenues         38,218      36,142     143,905     139,926
                       ----------- ----------- ----------- -----------

Cost of revenues           11,521      15,342      52,070      50,805
Marketing, general and
 administrative             7,737      10,862      38,583      42,537
Research, development
 and regulatory             4,998       5,089      18,647      18,714
                       ----------- ----------- ----------- -----------

    Total costs and
     expenses              24,256      31,293     109,300     112,056
                       ----------- ----------- ----------- -----------

    Income from
     operations            13,962       4,849      34,605      27,870

Interest and other
 income, net                  322       1,014       3,452       5,611
Litigation settlements         --      (9,000)         --      (9,000)
                       ----------- ----------- ----------- -----------

    Income (loss)
     before provision
     (benefit) income
     taxes                 14,284      (3,137)     38,057      24,481
Provision (benefit) for
 income taxes               5,472      (1,591)     14,806       9,139
                       ----------- ----------- ----------- -----------

    Net income (loss)      $8,812     $(1,546)    $23,251     $15,342
                       =========== =========== =========== ===========

Earnings per share
    Basic                   $0.18      $(0.03)      $0.47       $0.29
                       ----------- ----------- =========== ===========

    Diluted                 $0.17      $(0.03)      $0.46       $0.29
                       =========== =========== =========== ===========

Shares used for
 earnings per share
    Basic                  48,448      51,541      49,471      53,096
                       ----------- ----------- =========== ===========

    Diluted                50,716      51,541      50,937      53,816
                       =========== =========== =========== ===========


              Condensed Consolidated Balance Sheet
                          (In thousands)

                            12/31/2003     12/31/2002
                           ------------   ------------
Cash, cash equivalents
 and short-term
 investments                  $86,076       $122,955
Accounts receivable,
 net                           27,432         24,559
Inventories                    11,219         12,751
Other current assets           17,250         23,488
                           ------------   ------------

    Current assets            141,977        183,753

Property and equipment,
 net                            9,306          6,498
Long-term deferred tax
 and other assets              12,680         10,341
                           ------------   ------------

    Total assets             $163,963       $200,592
                           ============   ============

Accounts payable               $3,442         $4,341
Accrued liabilities            34,722         41,061
                           ------------   ------------

    Current
     liabilities               38,164         45,402

Stockholders' equity          125,799        155,190
                           ------------   ------------

    Total liabilities
     and stockholders'
     equity                  $163,963       $200,592
                           ============   ============




    CONTACT: VISX
             Jackie Cossmon, 408-773-7600